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                                                              Exhibit 99-1

FOR IMMEDIATE RELEASE

Contact:   David E. Bosher                       Steve Traugott
           Cadmus Communications                 XyEnterprise
           804.287.5680                          c/o Demaree Public Relations
           bosherd@cadmus.com                    603.428.4411
                                                 straugott@demaree-pr.com


           Cadmus and XyEnterprise Partner to Deliver Next Generation
           ----------------------------------------------------------
         Publishing System for Scientific, Technical and Medical Market
         --------------------------------------------------------------

RICHMOND, VA - February 21, 2001 - Cadmus Communications Corporation (Nasdaq/NM:
CDMS), the world's largest provider of content management and production services to scholarly, scientific, technical, and medical (STM) publishers, and Xyvision Enterprise Solutions, Inc. ("XyEnterprise"), a leading innovator and developer of XML content management and publishing software, announced today a strategic partnership to develop and market a fully integrated content creation, production management and multi-channel publishing system for the STM market.

Commenting on the collaboration, Bruce V. Thomas, president and CEO of Cadmus, stated, "As the largest manager of content in the STM market, we have been moving aggressively to capitalize on this position by introducing new capabilities to facilitate multi-channel, article-based delivery of our customers' content. With this new system, we will offer the most comprehensive STM publishing solution available. Moreover, by deploying the system as a hosted application, we will help STM publishers enjoy the benefits of digital content management and workflows without their needing the overhead of system maintenance and support."

Continuing, Mr. Thomas stated, "We have said that we aspire to become the `automated document factory' for STM organizations seeking assistance with multi-channel, article-based delivery. With this integration of XyEnterprise's highly regarded technology and our industry-leading content management capabilities, we believe we have taken another important step forward toward that goal."

Kevin Duffy, president and CEO of XyEnterprise, said, "Cadmus and XyEnterprise have a long history of partnership and innovation in the STM publishing community. In the 1980's, collaboration between Cadmus and XyEnterprise revolutionized the then highly manual-intensive page composition process. We believe this new partnership will result in similarly dramatic breakthroughs in an even more challenging publishing and information management environment. XyEnterprise is excited about this important partnership and proud of the vote of confidence given to our company by Cadmus."

The New "IEPS" (Integrated Electronic Publishing System)

IEPS is already well into the development and testing phase. When deployed, it will facilitate the entire publishing process from original manuscript creation and submission, through peer review and acceptance, to production and multi-channel delivery. It is designed to leverage the benefits of XML/SGML-based content management and digital workflow, including shorter delivery cycles, delivery in printed, web and other digital formats, and asset reuse from a single-source repository. Customers will have complete flexibility to participate in or manage various steps in the workflow via a web interface. The system and its users will be supported by Cadmus' proven digital production services organization.
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Deployed at Cadmus' digital publishing services centers, the IEPS system will be maintained and supported by Cadmus and XyEnterprise content management, publishing and information technology experts. The joint development project, which is already well underway, will integrate Cadmus' powerful web-based Rapid Review(TM) and S-proof(TM) systems with XyEnterprise's single-source, XML content management and workflow system, Content@(TM) and high-performance page composition engine, XML Professional Publisher (XPP). The companies also will jointly fund the development of advanced business support modules capable of tracking, managing and reporting on the status of thousands of parallel in-process projects.

About Cadmus Communications Corporation

Headquartered in Richmond, Va., Cadmus Communications Corporation (Nasdaq/NM:
CDMS) provides end-to-end, integrated communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the largest provider of content management and production services to scientific, technical, and medical journal publishers in the world, the fifth largest special interest magazine producer, and the fourth largest publications printer in North America. For more information, please contact Cadmus at 804-287-5680 or www.cadmus.com.

About XyEnterprise

With headquarters in Reading, Mass., Xyvision Enterprise Solutions, Inc. (XyEnterprise), provides organizations of all sizes with content and document management solutions that streamline the information creation and delivery process. XyEnterprise combines its own XML content management, workflow and publishing software with integration services to build enterprise wide solutions for the collaborative creation, management, assembly, and multi-channel distribution of information. Its customer base includes industry-leading companies in the aerospace, automotive, telecommunications, standards and publishing markets. These customers include Boeing, IBM, Gulfstream, Telcordia, Sun Microsystems, Lucent, ASTM, and many others. XyEnterprise is an operating company of Azul Holdings, Inc. (OTC/BB: AZUL), Boulder, Colorado. For more information, please contact Paul Macero of XyEnterprise at 781.756.5229 or www.xyenterprise.com.

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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Information in this release relating to Cadmus' future prospects and performance are "forward-looking statements" and, as such, are subject to risks and uncertainties that could cause actual results to differ materially. Potential risks and uncertainties include but are not limited to: (1) the overall economic environment in North America, (2) the ability of the Company to integrate XyEnterprise's capabilities and services to take advantage of changes in the STM journals publishing process and the Company's content management business, (3) continuing competitive pricing in the markets in which the Company competes, (4) the gain or loss of significant customers or the decrease in demand from existing customers, (5) the ability of the Company to continue to obtain improved efficiencies and lower overall production costs, (6) changes in the Company's product sales mix, (7) the impact of industry consolidation among key customers, and (8) the ability of the Company to operate profitably and effectively with high levels of indebtedness. The information included in this release is representative only on the date hereof, and the Company undertakes no obligation to update any forward-looking statements made.